Exhibit 10.4
SECURED CONVERTIBLE PROMISSORY NOTE

$530,000	March 24, 2005
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Five Hundred Thirty Thousand Dollars ($530,000) under the terms set forth herein. This Note is one of a series of three Notes being issued by Maker on the date hereof.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum.
2. Payment. Subject to earlier mandatory prepayment under Section 5 below or any default hereunder, the principal and interest hereof is payable as follows:
     (a) Interest only is payable in cash quarterly in arrears on the last day of each of June, September and December 2005 and each of March, June, and September 2006; and
     (b) On September 18, 2006, the entire outstanding principal balance of this Note will be due in a single lump sum together with all then accrued, but unpaid interest (including any then accrued, but unpaid Contingent Additional Interest, as defined below).
     (c) In the event that, after the date hereof, Maker consummates its proposed merger (the “Merger”) into Technology Visions Group, Inc., a Delaware corporation (“TVG”), pursuant to an Agreement and Plan of Merger dated November 22, 2004 (the “Merger Agreement”) and thereafter fails
          (i) by the 150th day after the effective date of the Merger to file a registration statement (the “Payee Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 2.1 of an Amended Registration Rights Agreement of this date among Maker, Payee and others (the “Amended Registration Rights Agreement”), and/or
          (ii) within seven (7) months after the effective date of the Merger to obtain effectiveness under the Securities Act and applicable state securities laws of the Payee Registration Statement, then for each full month (prorated for partial months) that either or both of these failures continue (as aggregated together, the “Failure Term”), Maker shall pay in arrears in cash, with each next otherwise scheduled payment under Sections 2(a) or (b) above (or if the last scheduled payment under Section 2(b) has been made, then on the same day of each succeeding month), additional interest (the “Contingent Additional Interest”) at a rate equal to 0.75% per month of the Failure Term thereafter, of the original principal balance of this Note.
     (d) Except as provided by Section 5 below, the Maker will have no right of early prepayment of this Note.
3. Conversion.
     (a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice (the “Payee Notice”) of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock based on a conversion rate as described below (the “Conversion Rate”). Upon receipt of the Payee Notice, the Maker shall immediately cause certificates dated the Payee Notice date and representing these shares to be delivered to Payee within 20 days of, and payment shall be deemed to have been made on, the date of the Payee Notice.
     (b) Prior to the earlier of (i) the effective date of the proposed Merger of the Maker into TVG pursuant to the Merger Agreement (at which time this Note and the rights and obligations of Maker hereunder shall be assigned to and assumed by TVG and thereafter the term “Maker” shall mean and refer to TVG) or (ii) the date that Maker or its controlling stockholders enter into any definitive agreement (other than the Merger Agreement) relating to the sale, license or other disposition of all or substantially all of the Maker’s assets, the sale or exchange of a majority of the voting stock of Maker or the merger or consolidation of Maker into or with any other entity (a “Sale Transaction,” with the date of the definitive agreement for the Sale Transaction being the “Sale Agreement Date”), the Conversion Rate shall be computed as follows:
CR = $150,000,000 / N, where
“CR” is the Conversion Rate and
“N” is the number of shares of Common Stock of Maker outstanding on the date of the Payee Notice, assuming the exercise or conversion of all then outstanding options, warrants or other rights to acquire shares of Maker’s Common Stock or securities convertible or exchangeable for Common Stock (or convertible or exchangeable for securities themselves convertible or exchangeable for Common Stock), but without assuming (i) the conversion of this Note or any other Notes that are part of this Series (together, the “Series Notes”) or (ii) the exercise of warrants to purchase Common Stock of Maker being issued contemporaneously herewith to the Payee and to the other holders of Notes in this Series (together, the “Series Warrants”).
     (c) The Conversion Rate from and after the effective date of the Merger shall be computed as follows:

CR = the greater of:
          (i) $150,000,000 / “New N” (as defined below) or
          (ii) the average closing bid price (rounded to the nearest $0.01 per share) for TVG Common Stock (“Maker’s New Common Stock”) on a national stock exchange, on the Nasdaq system or on the OTC Bulletin Board (as applicable) for the 20 trading days preceding the Payee Notice (the “Testing Period”), all as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to Payee). If during the Testing Period, TVG effects a stock split or dividend, reverse split or combination or other recapitalization or reorganization of or relating to its outstanding Common Stock (a “TVG Reorganization Transaction”), then in computing the average closing bid price for TVG Common Stock, a proportional adjustment shall be made to the reported closing bid prices for those trading days during the Testing Period prior to the effective date of the TVG Reorganization Transaction.
“New N” is the number of shares of Maker’s New Common Stock outstanding as of the close of business on trading day immediately preceding the Payee Notice, assuming the exercise of all then outstanding options, warrants or other rights to acquire shares of Maker’s New Common Stock or securities convertible or exchangeable for Maker’s New Common Stock (or convertible or exchangeable for securities themselves convertible or exchangeable for Maker’s New Common Stock), but without assuming (i) the conversion of the Series Notes or (ii) the exercise of the Series Warrants.
     (d) If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction (whether prior to or after consummating the Merger), then from and after the Sale Agreement Date, the Conversion Rate shall be the lesser of the rate computed pursuant to the above provisions or the per-share price as computed pursuant to the terms of the definitive agreement; provided, however, that if the Sale Transaction is ultimately not consummated (whether upon termination or abandonment of the definitive agreement or otherwise), then from and after the date that Maker gives Payee notice thereof, the provisions of this subsection (e) shall become inapplicable (unless and until Maker or its controlling stockholders enter into a different definitive agreement relating to a Sale Transaction, whereupon, each time, this subsection shall again become applicable).
     (e) The Conversion Rate (and, as applicable, the factors above used to compute it) shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock or Maker’s New Common Stock (including any such event occurring on or after the date hereof and prior to consummation of the Merger. In case of any consolidation or merger to which the Maker is a party (including the Merger) other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
4. Security. The full and timely payment of this Note, together with the Maker’s obligations under a Purchase Agreement of this date among Maker, Payee and others (the “Purchase Agreement”) shall be secured by an Amended Security Agreement (including the Amended Patent and Trademark Security Agreement attached thereto) of this date (all together, the “Amended Security Agreement”) covering all of Maker’s assets. The security interest granted under the Amended Security Agreement shall be a first priority security interest subordinate to no other secured rights, but shared with the other holders of the Series Notes and the holders of a series of notes (the “September 2004 Series Notes”) sold pursuant to a Purchase Agreement dated September 17, 2004 (the “September 2004 Purchase Agreement”).
5. Mandatory Prepayments. If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction, the Maker shall give Payee at least fifteen days prior written notice of the proposed date for consummation of the Sale Transaction. The Maker’s notice shall include a description of the proposed price, terms and conditions of the Sale Transaction. Despite any other provisions hereof, the entire principal balance of this Note, and all accrued but unpaid interest (including any Contingent Additional Interest), shall be due and payable immediately prior to (and as a condition of) the closing on the Sale Transaction. However, within fifteen days after receipt of Maker’s notice, Payee may give written notice to Maker that Payee elects to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock (in which case, the Payee’s notice will constitute a Payee Notice under Section 3 above and the portion of this Note not so converted will be retired in cash as otherwise provided in this Section).
     The Maker shall not consummate any Sale Transaction, the price, terms and conditions of which materially deviate from those described in Maker’s notice to the Payee, without first giving the Payee a new notice specifying such changes. Such new notice will commence a new 15-day period during which time Payee may give its notice to Maker as provided above. Nothing in this Section will restrict the Maker’s ability to effect a Sale Transaction if Maker complies with the foregoing provisions hereof.

6. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest (including any Contingent Additional Interest), to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest (including Contingent Additional Interest) when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (b) The Maker shall be in material default of any term or provision of the Purchase Agreement, the Amended Security Agreement, the Amended Registration Rights Agreement or the Warrant being issued on the date hereof by Maker to Payee (the “Warrant”), and such failure shall continue through five days after Payee gives written notice of such default to Maker. Despite the foregoing, a failure by Maker to timely file the Payee Registration Statement and obtain its effectiveness under the Securities Act will not, without Maker’s subsequent failure to timely pay Contingent Additional Interest, constitute an event of default under this subsection (b).
     (c) The Maker fails to give Payee the notice(s) required by, or consummates a Sale Transaction in violation of, Section 5 above.
     (d) The Maker shall become insolvent or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     (e) Any representation or warranty of the Maker contained in the Purchase Agreement, the Security Agreement, the Registration Rights Agreement or the Warrant shall be untrue in any material respect, or Maker shall fail to materially comply with any covenants or agreements of Maker contained in any of the foregoing.
     (f) The Maker incurs an event of default under the terms of any of the other Series Notes, any of the September 2004 Series Notes, or any note issued after the date hereof by the Maker pursuant to the Purchase Agreement.
     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2, and prepayment as required by Section 5, are of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above), including Contingent Additional Interest, permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to Maker, except for the specific notices provided above.
7. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
9. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
10. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.

By

Anthony A. Nobles, President and
Chief Executive Officer